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                                      EXHIBIT 99


                                  MHM SERVICES, INC.

Contact: Michael S. Pinkert
         President and Chief Executive Officer
         (703) 749-4610

FOR IMMEDIATE RELEASE

                         MHM EXPANDS GEROPSYCHIATRIC SERVICES
                         WITH PURCHASE OF LIBERTY BAY COLONY

         VIENNA, VA, November 7, 1996 - MHM Services, Inc. (AMEX: MHM), formerly Mental Health Management, Inc., has agreed, subject to the fulfillment of certain conditions, to purchase the geropsychiatric management services business of Liberty Bay Colony Health Services, Inc. in Massachusetts. A wholly owned subsidiary of Liberty Management Group, Inc., Liberty Bay Colony provides behavioral healthcare services to 60 extended care facilities in Massachusetts.

         MHM plans to consolidate the Liberty Bay Colony operation with its Boston-based division, MHM Counseling Services (formerly Lifespan Therapies, which was acquired by MHM in 1995). This acquisition will bring the number of extended care facilities served by MHM Counseling Services to 80. Annualized revenues for the geropsychiatric management services business of Liberty Bay Colony in Massachusetts are approximately $3.7 million.

         This acquisition will greatly expand MHM's penetration of the New England market and position the Company to pursue large scale contracting with nursing home chains on a regional basis," said Michael S. Pinkert, President and Chief Executive Officer of MHM Services, Inc.

         The purchase is subject to the approval of the Boards of Directors of both companies.

         MHM Counseling Services provides a wide range of outpatient behavioral healthcare services in Massachusetts: counseling for schools; on-site geropsychiatric services for nursing homes residents; counseling for persons with mental retardation and developmental delays; and rehabilitative psychiatric services for those with physical disabilities and chronic medical illness. Services are provided on-site in the client's natural environment.
Additionally, MHM Counseling Services provides general outpatient behavioral healthcare to children, adolescents, adults and families through clinics located in Charlestown and Taunton.

         MHM Services, Inc. based in Vienna, Virginia, provides sub-acute medical specialty and behavioral health services via practice management of non-physician medical specialties. The Company serves over 800 extended care facilities, nursing homes, assisted living centers, other adult community living institutions and schools in 12 states and is a leader in the privatization of programs to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry.


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         This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this release, including the use of available cash resources to fund continued operating losses, the amount and timing of receipt of government reimbursement and the resolution of claim reviews, risks associated with industry consolidation and acquisitions, the need to manage growth and the possible need to use the net cash proceeds from the sale of freestanding facilities for the retirement of certain indebtedness. For additional information, please refer to the Company's filings with the Securities and Exchange Commission.


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